Exhibit 99.1

Raptor Pharmaceutical Corp. Announces
Third Quarter Fiscal 2012
Financial Results

NOVATO, Calif., July 11, 2012 - Raptor Pharmaceutical Corp. ("Raptor" or the "Company") (NASDAQ: RPTP), today provided an update on the Company's business and announced financial results for the third quarter ended May 31, 2012.

Operational Highlights

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In June 2012, the U.S. Food and Drug Administration ("FDA") accepted for filing the Company's New Drug Application ("NDA") for its investigational drug candidate, Cysteamine Bitartrate Delayed-Release Capsules ("RP103"), for the potential treatment of nephropathic cystinosis. The FDA has assigned a user fee review goal date of January 30, 2013. In March 2012, Raptor announced that the European Medicines Agency ("EMA") had validated its Marketing Authorization Application ("MAA") for RP103 and that the MAA is under review by the EMA. The Company expects a decision from the EMA in the first half of calendar 2013.

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In June 2012, Raptor completed enrollment of its Phase 2/3 clinical trial of RP103 for the potential treatment of Huntington's Disease. The 96-patient clinical trial, funded by the French government, is being conducted under a collaboration agreement with The Centre Hospitalier Universitaire d'Angers, at 8 active clinical sites throughout France. Following 18 months of blinded treatment, interim results of this clinical trial are expected to be announced in the first half of calendar 2014.

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In June 2012, the first patient was dosed in the Company's Phase 2b clinical trial evaluating the safety and potential efficacy of RP103 in pediatric patients as a potential treatment of non-alcoholic steatohepatitis ("NASH"), an advanced form of non-alcoholic fatty liver disease ("NAFLD"). Raptor is conducting this trial within a cooperative research and development agreement ("CRADA") with the National Institute of Diabetes and Digestive and Kidney Diseases ("NIDDK"), part of the National Institutes of Health. The trial is expected to enroll a total of 160 pediatric patients at 10 U.S. centers in the NIDDK-sponsored NASH Clinical Research Network.

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In May 2012, Raptor acquired exclusive rights to intellectual property from McGill University in Montreal, Canada that covers the use of cysteamine and related compounds in the potential treatment of malaria in combination with artemisinin, the current standard of care.

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In June 2012, Raptor acquired exclusive rights to intellectual property related to cysteamine and related compounds in the potential treatment of Parkinson's Disease from Université Laval, Quebec, Canada.

"This past quarter has been a pivotal and productive time for us," said Christopher M. Starr, Ph.D., Raptor's Chief Executive Officer.  "While we have remained focused on building our commercial infrastructure both in the U.S. and the E.U. in anticipation of approval and launch of RP103 for the potential treatment of nephropathic cystinosis, we continued to work towards maximizing the value of our proprietary enteric-coated formulation of cysteamine through the advancement of our clinical trials in Huntington's Disease and NASH and through expansion of our IP portfolio."

Third Quarter 2012 Financial Results

Raptor believes that its cash, cash equivalents and short term investments as of May 31, 2012 of approximately $43.1 million will be sufficient to meet its operating requirements and obligations through the first quarter of calendar 2013.

Raptor's net loss for the three and nine months ended May 31, 2012 was approximately $3.0 million and $28.4 million, or $0.06 and $0.60 per share, respectively.  Net loss for the three and nine months ended May 31, 2011 was approximately $20.3 million and $33.4 million, or $0.62 and $1.06 per share, respectively.

Research and development expenses increased $2.1 million, or 54%, from approximately $3.9 million during the three months ended May 31, 2011, to approximately $6.0 million during the three months ended May 31, 2012.  The increase in research and development expenses for the three months ended May 31, 2012 was primarily due to an increase in RP103 manufacturing expenses to support ramp-up for the potential commercial launch of the cystinosis indication and the NASH Phase 2b clinical trial, which began in June 2012, and  milestone payments paid to the University of California, San Diego ("UCSD") for Raptor's IND filing for NASH and MAA filing for cystinosis.  Research and development expenses increased $4.7 million, or 46%, from approximately $10.3 million during the nine months ended May 31, 2011, to approximately $15.0 million during the nine months ended May 31, 2012.  The increase in research and development expenses for the nine months ended May 31, 2012 was primarily due to an increase in RP103 manufacturing as described above, the absence of tax rebates that were received in the prior year and an increase in headcount and related salaries and benefits.

General and administrative expenses increased $2.4 million, or 141%, from approximately $1.7 million during the three months ended May 31, 2011, to approximately $4.1 million during the three months ended May 31, 2012.  The increase in general and administrative expenses for the three months ended May 31, 2012 was primarily due to increased stock option expense for employees and the Board, the additional headcount in Finance and Commercial Operations, and consulting services for marketing and reimbursement studies and tax strategy both in the U.S. and the E.U. in preparation for the potential launch of RP103 for nephropathic cystinosis. General and administrative expenses increased $4.3 million, or 95%, from approximately $4.6 million during the nine months ended May 31, 2011, to approximately $8.9 million during the nine months ended May 31, 2012.  The increase in general and administrative expenses was due to the same increases described above for the three months ended May 31, 2012.

About Cysteamine and RP103

RP103, Raptor's proprietary delayed release oral medication, is currently being investigated in several indications.  RP103 is an enteric coated, microbead formulation of cysteamine bitartrate.

In December 2007, Raptor obtained an exclusive, worldwide license from UCSD for the development of RP103 for the potential treatment of nephropathic cystinosis, plus RP103 and other forms of cysteamine for the potential treatment of NASH, currently in a Phase 2b clinical trial in the U.S., and Huntington's Disease currently in a Phase 2/3 clinical trial in France.  In March 2012, Raptor filed for marketing approval of RP103 for the potential treatment of nephropathic cystinosis in the U.S. and E.U. The FDA has accepted for filing Raptor's NDA for RP103 for the potential treatment of nephropathic cystinosis and assigned a user fee review goal date of January 30, 2013.  Raptor's E.U. marketing application of RP103 for the potential treatment of nephropathic cystinosis is under review by the EMA and Raptor expects a decision in the first half of calendar 2013. In 2010, the Company acquired an exclusive worldwide license to intellectual property covering the use of transglutaminase inhibitors, a class of molecules chemically similar to cysteamine, in the potential treatment of Huntington's Disease and other neurological disorders from the Weizmann Institute of Science in Israel and Niigata University in Japan. Raptor has been granted orphan product designation for RP103 for the potential treatment for nephropathic cystinosis by the FDA and EMA and for RP103 for the potential treatment of Huntington's Disease by the FDA.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. (NASDAQ:RPTP) ("Raptor") seeks to research, produce, and deliver medicines that improve life for patients with severe, rare disorders. Raptor currently has product candidates in clinical development to potentially treat nephropathic cystinosis, Non-alcoholic Steatohepatitis ("NASH"), Huntington's Disease ("HD"), aldehyde dehydrogenase deficiency ("ALDH2"), and thrombotic disorder.

Raptor's preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein and related proteins that are designed to target cancer and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS
This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements:  that the FDA will decide on Raptor's NDA by the user fee goal date of January 30, 2013; that the EMA will make a decision on Raptor's MAA in the first half of calendar 2013; that the NIDDK will be able to complete the Phase 2b clinical trial in NASH, that the trial will enroll 160 pediatric patients at 10 U.S. centers  and that results will be announced by the first half of calendar 2014; that The Centre Hospitalier Universitaire d'Angers will be able to complete the Phase 2/3 clinical trial in Huntington's Disease and that results will be announced by the first half of calendar 2014; that Raptor will be able to build its commercial infrastructure in the U.S. and the E.U.; that Raptor will receive drug approval for RP103 for nephropathic cystinosis; that Raptor will be able to successfully launch RP103 for nephropathic cystinosis, if approved; that Raptor will maximize the value of its proprietary enteric-coated formulation of cysteamine through further expansion of its IP portfolio; that Raptor's cash, cash equivalents and short term investments as of May 31, 2012 of approximately $43.1 million will be sufficient to meet its operating requirements and obligations through the first quarter of calendar 2013;  and that Raptor will be able to successfully develop RP103 or any of its other product candidates. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company's actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company's forward looking statements from fruition include: that Raptor may be unsuccessful in developing any products or acquiring products; that Raptor's technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; that Raptor is unable to retain or attract key employees whose knowledge is essential to the development of its products; that unforeseen scientific difficulties develop with the Company's process; that Raptor's patents are not sufficient to protect essential aspects of its technology; that competitors may invent better technology; that Raptor's products may not work as well as hoped or worse, that the Company's products may harm recipients; and that Raptor may not be able to raise sufficient funds for development or working capital. As well, Raptor's products may never develop into useful products and even if they do, they may not be approved for sale to the public. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings from time to time with the Securities and Exchange Commission (the "SEC"), which Raptor strongly urges you to read and consider, including: Raptor's annual report on Form 10-K, as amended by Form10-K/A, filed with the SEC on November 11, 2011 and December 19, 2011, respectively; and Raptor's quarterly report on Form 10-Q filed with the SEC on July 10, 2012; all of which are available free of charge on the SEC's web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

For more information, please contact:

Trout Group (investors)
Lauren Glaser
(646) 378-2972
lglaser@troutgroup.com

EVC Group (media)
Janine McCargo
(646) 688-0425
jmccargo@evcgroup.com